EXHIBIT 99.1
Arcadia Resources, Inc. Receives Non-Compliance Letter from the Amex
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Company Expects to Regain Compliance with Appointment of Additional Independent Director
Southfield, Michigan., February 14, 2007—Arcadia Resources, Inc. (AMEX: KAD) today reported that it has received notification from the American Stock Exchange that it no longer complies with Amex’s independent director and audit committee requirements as set forth in the Amex Company Guide. Commencing on or about February 14, 2007 until the Company regains compliance with the Amex requirements, the Company’s common stock will trade under the symbol “KAD.BC.”
As previously reported in a Current Report on Form 8-K filed by Arcadia Resources on January 30, 2007, Anna Maria Nekoranec resigned from the Company’s Board of Directors and Audit Committee on and effective January 28, 2007, to become a consultant to the Company. Until the vacancy created by the resignation is filled, the Board will consist of two independent directors and two employed executive officers, and the Audit Committee will consist of two independent directors. The Amex Company Guide requires a listed company’s board to consist of a majority of independent directors (Sections 121(A)(1) and 802(a)) and to have an audit committee of at least three independent directors (Section 121(B)(2)(a)). To satisfy these requirements, the Board notified Amex of its intent, as soon as reasonably possible, to fill the vacant Board and Audit Committee positions with an individual who satisfies the independence standards, and that a search firm would be engaged to assist the Board.
On February 13, 2007, Arcadia Resources received a warning letter from Amex regarding Arcadia Resources’ non-compliance with Section 121A, 121B(2)(a) and 802(a) of the Amex Company Guide. Amex has given Arcadia Resources until May 14, 2007 to regain compliance with the Amex requirements. If Arcadia Resources fails to resolve the specified continued listing deficiency within such timeframe, Amex may initiate delisting proceedings.
In the Amex notice, Amex also noted that Arcadia Resources will be included in a list of issuers, which is posted daily on the Amex website, that are not in compliance with the continued listing standards and “.BC” will be appended to Arcadia Resources’ trading symbol whenever such trading symbol is transmitted with a quotation or trade. Accordingly, “KAD” will trade as “KAD.BC.” The website posting and indicator will remain in effect until Arcadia Resources has regained compliance with the applicable continued listing standards.
The Arcadia Resources Board of Directors is working diligently to complete its search for Ms. Nekoranec’s replacement and anticipates that a replacement independent director will be appointed to the Board and the audit committee within the grace period provided by the Amex.
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About Arcadia Resources
Arcadia Resources, Inc. is a national provider of alternate site health care services and products, including respiratory and durable medical equipment; non-medical and medical staffing, including travel nursing; a mail-order pharmacy; and catalog of healthcare-oriented products, also available for purchase on http://www.arcadiahomehealth.com and other leading retailer websites. Through industry partnerships, the Company is also establishing walk-in routine (non-emergency) medical clinics inside of retail stores. Arcadia’s comprehensive solutions help organizations operate more effectively and with greater flexibility, while enabling individuals to manage illness and injury in the comfort of their own homes or through the convenience of local healthcare sites. For more information on the Company, visit our website: http://www.arcadiaresourcesinc.com. The Company’s periodic report on Form 10-Q for the quarter ended December 31, 2006 is available on the Company’s website and the SEC website (http://www.sec.gov).

Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of and our ability to recruit as director’s persons who satisfy applicable independence standards. Actual results may differ materially from those anticipated or implied in the forward-looking statements, which speak only as of the date hereof. Additional information that could materially affect the Company may be found in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.